Exhibit 99.1

Peraso Announces Pricing of $4 Million Underwritten Public Offering

SAN JOSE, Calif., February 6, 2024 – Peraso Inc. (NASDAQ: PRSO) (“Peraso” or the “Company”), a leader in mmWave technology, today announced the pricing of its underwritten public offering of 480,000 shares of common stock, pre-funded warrants to purchase up to 1,424,760 shares of common stock, Series A warrants to purchase up to 3,809,520 shares of common stock and Series B warrants to purchase up to 3,809,520 shares of common stock (the “Offering”).

Ladenburg Thalmann & Co. Inc. is acting as the sole book-running manager for the Offering.

Each share of common stock and each pre-funded warrant is being sold together with one Series A warrant to purchase two shares of common stock and one Series B warrant to purchase two shares of common stock. The Series A warrants have an exercise price of $2.25 per share, are exercisable immediately upon issuance, and will expire five years following the date of issuance. The Series B warrants have an exercise price of $2.25 per share, are exercisable immediately upon issuance, and will expire six months following the date of issuance. The pre-funded warrants will be immediately exercisable at a nominal exercise price of $0.001 per share and may be exercised at any time until all of the pre-funded warrants are exercised in full. The warrants are fixed priced and do not contain any price based anti-dilution or variable pricing features. The combined public offering price of each share of common stock, together with the accompanying Series A warrant and Series B warrant, is $2.10, less underwriting discounts and commissions. The combined public offering price of pre-funded warrant, together with the accompanying Series A warrant and Series B warrant, is $2.099, less underwriting discounts and commissions.

The Offering is expected to close on or about February 8, 2024, subject to the satisfaction of customary closing conditions.

In addition, the Company has granted the underwriter a 45-day option to purchase up to an additional 285,714 shares of common stock, Series A warrants to purchase up to an additional 571,428 shares of common stock and/or Series B warrants to purchase up to an additional 571,428 shares of common stock at the public offering price, less underwriting discounts and commissions.

The gross proceeds from the Offering to the Company, before deducting underwriting discounts and commissions and other Offering expenses and excluding any proceeds that may be received upon the exercise of the warrants and the exercise of the underwriter’s option to purchase additional shares of common stock, Series A warrants and/or Series B warrants, are expected to be approximately $4 million. Peraso currently intends to use the net proceeds of the Offering to fund operations and for working capital and other general corporate purposes.

The securities described above are being offered pursuant to Peraso’s registration statement on Form S-1 (File No. 333-276247) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on February 6, 2024. The securities may be offered only by means of a prospectus which forms part of the effective registration statement. A preliminary prospectus describing the terms of the Offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to this Offering will be filed by the Company with the SEC. Electronic copies of the final prospectus relating to the Offering, when available, may also be obtained by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the Company’s expectations with respect to market conditions, the timing and completion of the Offering and the intended use of net proceeds from the Offering. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations, including market conditions, risks associated with the cash requirements of Peraso’s business and other risks detailed from time to time in the Company’s filings with the SEC, and represent views only as of the date they are made and should not be relied upon as representing views as of any subsequent date. The Company does not assume any obligation to update any forward-looking statements.

About Peraso Inc.

Peraso Inc. (NASDAQ: PRSO) is a pioneer in high performance 60 GHz unlicensed and 5G mmWave wireless technology, offering chipsets, antenna modules, software and IP. Peraso supports a variety of applications, including fixed wireless access, immersive video and factory automation. In addition, Peraso’s solutions for data and telecom networks focus on Accelerating Data Intelligence and Multi-Access Edge Computing, providing end-to-end solutions from the edge to the centralized core and into the cloud. For additional information, please visit www.perasoinc.com.

Company Contact:

Jim Sullivan, CFO

Peraso Inc.

P: 408-418-7500

E: jsullivan@perasoinc.com

Investor Relations Contacts:

Shelton Group

Brett L. Perry | Leanne K. Sievers

P: 214-272-0070| 949-224-3874

E: sheltonir@sheltongroup.com